UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 31, 2011

    VISUALANT, INCORPORATED

(Exact name of Registrant as specified in its charter)

Nevada	0-25541	91-1948357
(State or jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Union Street, Suite 406

Seattle, Washington 98101

                (206) 903-1351

(Address of Registrant’s principal executive office and telephone number)

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 1, 2010, Visualant, Inc. (“Visualant” or the “Company”), an emerging leader in authentication systems technology, announced that it had signed a Letter of Intent to acquire all Visualant related assets of the RATLab LLC (“RATLab”).

The RATLab is a Seattle based research and development laboratory created by Dr. Tom Furness, founder and Director of the HITLab International, with labs at Seattle, University of Canterbury in New Zealand, and the University of Tasmania in Australia. The RATLab is guided by Dr. Tom Furness and Dr. Brian Schowengerdt, a research scientist in the field of optics and vision science, who developed the Spectral Pattern Matching (“SPM”) technology under contract for Visualant.

With this acquisition, Visualant will consolidate all intellectual property relating to the SPM technology in the Company.  In addition to its current authentication and security applications of SPM, the Company will now own all other applications including the important fields of medicine, agriculture, and the environment and begin the creation of the Visualant Laboratory.

Upon the closing of this asset acquisition transaction, Dr. Tom Furness and Dr. Brian Schowengerdt will continue to provide technology leadership to us, under terms that are still subject to negotiation.

On November 28, 2010 and January 31, 2011, the parties signed Extensions of the Letter of Intent. The acquisition is expected to close May 1, 2011.

Section 8 – Other Events

Item 8.01 Other Events.

On February 1, 2011, the Company announced today its wholly owned subsidiary, TransTech Systems, Inc. of Aurora, OR was awarded a contract in the amount of $1.2 Million.

The contract from one of the 38 NASA SEWP (Solutions for Enterprise-Wide Procurement) GWAC (Government-Wide Acquisition Contract) designated prime contractors is an extension of a contract first awarded to TransTech two years ago is testimony to the satisfaction both with TransTech’s performance and the quality of the printers provided under this initial contract.  These high end printers provide the digital high security identification cards required by a 2004 Presidential directive.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits –

Exhibit No.	Description

10.1	Extension to Letter of Intent dated January 31, 2011 by and between Visualant, Inc. and the RATLab LLC.

99.1	Press Release of Visualant, Inc. dated February 1, 2011 related to a $1.2 million order received by TransTech Systems, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant: VISUALANT, INCORPORATED

By:	/s/ Mark Scott
Mark Scott, CFO

February 2, 2011

Item 9.01  Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits –

Exhibit No.	Description

10.1	Extension to Letter of Intent dated January 31, 2011 by and between Visualant, Inc. and the RATLab LLC.

99.1	Press Release of Visualant, Inc. dated February 1, 2011 related to a $1.2 million order received by TransTech Systems, Inc.